Exhibit 4.1

FIRST AMENDMENT TO

THE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

Pursuant to the reserved power of amendment contained in Section 12.1 of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”), effective May 1, 2002, the Plan is amended in the following respects:

1.    The heading of Section 8.1 and the text of Section 8.1(a) are amended to read as follows:

8.1    Withdrawals from Section 401(k) Account.

(a)    Election.    During his employment with the Employer, and subject to filing such forms and following such time and other limitations as the Administrator shall prescribe, a Participant may make withdrawals from his Section 401(k) Account except to the extent a loan is secured thereby:

(1)  in the case of hardship, provided, however, that the aggregate of any such hardship withdrawals from his Section 401(k) Account shall not exceed the aggregate of his Section 401(k) elective contributions, or

(2)  after his attainment of age 59 1/2.

2.    An Appendix I is added to the Plan to read as follows:

APPENDIX I

MERCHANTS BANCORP, INC. THRIFT PLAN AND TRUST

1.    Transfers and Direct Rollovers from Merchants Plan.    As of the date(s) determined by the Administrator, certain individuals with accounts in the Merchants Bancorp, Inc. Thrift Plan and Trust (“Merchant’s Plan”) shall have those accounts and related plan assets transferred (in a trust-to-trust transfer) or directly rolled over (under Section 402(c) of the Code) to this Plan in connection with, and pursuant to the termination of, the Merchants Plan. Upon such transfers and direct rollovers, those individuals whose accounts are transferred and/or directly rolled over shall become Participants (or Beneficiaries, as the case may be).

2.    Accounting.

(a)    Transfer Account.    As necessary to separately account for the trust-to-trust transfers from the Merchants Plan referred to in (b) below, there shall be established for a Participant a “Transfer Account.” The Transfer Account shall be considered to be part of the Participant’s “Account” under Section 2.1 of the Plan.

(b)    Transfers and Rollovers.    An individual who has a trust-to-trust transfer from the Merchants Plan of amounts attributable to his elective deferrals under Section 401(k) of the Code (section 401(k) contributions) shall have such amounts credited to his Section 401(k) Account under this Plan. An individual who has a trust-to-trust transfer or direct rollover from the Merchants Plan of amounts attributable to voluntary (after-tax) employee contributions shall have such amounts credited to his After-Tax Account in this Plan. An individual who has a trust-to-trust transfer (rather than a voluntary rollover) from the Merchants Plan of amounts attributable to contributions other than section 401(k) contributions or voluntary (after-tax) employee contributions, shall have such amounts credited to his Transfer Account in this Plan. All other amounts directly rolled over (i.e., at the election of the Participant) from the Merchants Plan shall be credited to the Participant’s Rollover Account in this Plan.

3.    In-Service Withdrawal from Transfer Account.    A Participant who has not terminated employment shall have the right to make withdrawals (of all or a portion) from his Transfer Account.

4.    Additional Optional Forms.    Subject to Sections 8.5(b) and 8.5(d) of the Plan, in addition to the forms of benefit available under Section 9.1(b) of the Plan, a Participant entitled to a distribution prior to July 1, 2002 may elect to have his Account attributable to the Merchants Plan paid in one or more of the optional forms available under the terms of the Merchants Plan as it existed at the time of the transfer. Such additional optional forms shall not be available for distributions commencing on or after July 1, 2002.

IN WITNESS WHEREOF, the undersigned Director of Legal/Human Resources of Fifth Third Bank has caused this Amendment to be adopted this 22 day of July, 2002.

FIFTH THIRD BANK

By:	/s/ PAUL L. REYNOLDS

Paul L. Reynolds Director of Legal/Human Resources

2

FIFTH THIRD BANCORP

FROZEN SUCCESSOR PLAN

as of December 31, 2001

Articles

ARTICLE 1

INTRODUCTION AND PURPOSE

1.1    Amendment and Restatement.    Fifth Third Bank hereby amends and restates and merges into one plan, the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan, in their entirety, effective as of the close of business December 31, 2001 in this document, as the Plan and in the accompanying Fifth Third Bancorp Frozen Successor Trust Agreement; provided however, such other effective dates as are specified in the Plan for particular provisions shall be applicable.

1.2    Purposes of the Plan.    The purposes of the Plan are to provide retirement and other benefits for Participants and their respective beneficiaries. The assets of the Plan shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan, and it shall be impossible for any part of the assets or income of the Plan to be used for, or diverted to, purposes other than such exclusive purposes. In accordance with section 401(a)(27) of the Code, the Plan is hereby designated as a profit sharing plan. The Plan is frozen and no contributions shall be made to the Plan.

1.3    Plan Merger.    In the event another plan merged into the Plan or the Old Plan after the effective date of any “GUST” provision and before having been amended for such GUST provision, then provisions in this Plan affecting qualification under section 401 of the Code with effective dates on or before the merger date shall be treated as amendments to such other plan, as it existed prior to the merger, effective as of the same effective dates. For this purpose, “GUST” refers to the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following terms, when capitalized, shall have the following meanings, except when otherwise indicated by the context:

2.1    “Account” means, with respect to a Participant, his allocable share of the Plan Assets. A Participant’s Account under the Plan may include one or more of the following subaccounts:

(a)  After-Tax Account;

(b)  Employer Matching Account;

(c)  Profit Sharing Account;

(d)  Rollover Account; and

(e)  Section 401(k) Account.

A Participant’s Account also may include applicable subaccounts as specified under an Appendix to the Plan. A Participant’s account, if any, under a Predecessor Plan which merges into, or makes transfers to, this Plan, shall be allocated to the appropriate subaccounts as determined by the Administrator. The establishment and maintenance of separate Accounts under the Plan is for accounting purposes and a segregation and separate investment of each Account shall not be required.

2.2    “Administrator” or “Plan Administrator” means Fifth Third Bank, an Ohio banking corporation. A reference to the Plan Administrator includes, where applicable, its delegate.

2.3    “Affiliate” means each of the following for such period of time as is applicable under section 414 of the Code:

(a)  a corporation which, together with the Employer, is a member of a controlled group of corporations within the meaning of section 414(b) of the Code (as modified by section 415(h) thereof for the purposes of Article 5) and the applicable regulations thereunder;

(b)  a trade or business (whether or not incorporated) with which the Employer is under common control within the meaning of section 414(c) of the Code (as modified by section 415(h) thereof for the purposes of Article 5) and the applicable regulations thereunder;

(c)  an organization which, together with the Employer, is a member of an affiliated service group (as defined in section 414(m) of the Code); and

(d)  any other entity required to be aggregated with the Employer under section 414(o) of the Code.

2.4    “After-Tax Account” means the separate portion of each Participant’s Account attributable to the Participant’s nondeductible (after-tax) voluntary contributions transferred or merged into the Plan from a Predecessor Plan, as adjusted in accordance with Article 7.

2.5    “Beneficiary” means the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, as such Participant’s Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Administrator. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime, and may be changed from time to time by the Participant; provided however, if a Participant is survived by a Surviving Spouse, then such spouse shall be his Beneficiary unless the designation of another Beneficiary is consented to by such spouse in a written consent which acknowledges the effect of such designation, acknowledges the specific Beneficiary or Beneficiaries, and is witnessed by a Plan representative or a notary public.

If there is no designated Beneficiary to receive any amount that becomes payable to a Beneficiary, then such amount shall be paid to the person or persons in the first surviving class of the following classes of successive preference beneficiaries, and the members thereof shall receive equal shares of any distribution payable:

Class 1.  the Participant’s Surviving Spouse;

Class 2.  the Participant’s surviving children or issue of deceased children, per stirpes;

Class 3.  the Participant’s surviving parents;

Class 4.  the Participant’s surviving brothers and sisters; and

Class 5.  the Participant’s executor or administrator.

2.6    “Code” means the Internal Revenue Code of 1986, as amended at the particular time applicable. A reference to a section of the Code shall include said section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.7    “Disability” means an incapacity caused by bodily injury or disease which prevents an Employee from performing his regular duties, based upon medical evidence satisfactory to the Administrator.

2.8    “Effective Date” means the close of business December 31, 2001.

2.9    “Employee” means an individual who is employed by an Employer and who is considered by the Employer in its sole and absolute discretion to be an Employee for purposes of the Plan. An individual who performs services for the Employer as an independent contractor, leased employee, employee of a temporary agency or in any other capacity other than as an employee of an Employer shall not be considered an Employee for purposes of the Plan. A determination that an individual is an employee of the Employer for other purposes such as employment tax purposes, shall have no bearing whatsoever on the determination of whether the individual is an Employee under the Plan if the Employer does not consider the individual to be its Employee for purposes of the Plan.

2.10    “Employer” means Fifth Third Bank and each other subsidiary of Fifth Third Bancorp or any successor or assign of any of them.

2.11    “Employer Matching Account” means the separate portion of each Participant’s Account attributable to employer matching contributions transferred or merged into this Plan from a Predecessor Plan, as adjusted in accordance with Article 7.

2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, at the particular time applicable. A reference to a section of ERISA shall include said section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.13    “Five-Percent Owner” means any person who owns (or is considered as owning within the meaning of sections 318 and 416 of the Code) more than 5 percent of the outstanding stock of the Employer or stock possessing more than 5 percent of the total combined voting power of all stock of the Employer.

2.14    “Normal Retirement Age” means age 65.

2.15    “Old Plan” means the National Bank of Cynthiana Retirement Savings Plan, as it existed prior to the Effective Date or the 1st National Bank of Falmouth Retirement Savings Plan, as it existed prior to the Effective Date.

2.16    “Participant” means an Employee who satisfies the eligibility requirements of Article 3 and also means a former Employee who has an Account under the Plan.

2.17    “Plan” means the Fifth Third Bancorp Frozen Successor Plan as set forth in this document, including all Appendices, and, if amended at any time, then as so amended.

2.18    “Plan Assets” means the assets of the Plan at the particular time applicable.

2.19     “Plan Year” means the calendar year.

2.20    “Predecessor Plan” means a plan (a) which merges into this Plan, or (b) which has a transfer of Plan Assets and liabilities (account balances) to this Plan (other than rollovers and transfers which are at the election of the Participant), or (c) any other plan identified as such in an Appendix to this Plan.

2.21    “Profit Sharing Account” means the separate portion of each Participant’s Account attributable to employer nonelective contributions (other than matching contributions) transferred or merged into this Plan from a Predecessor Plan, as adjusted in accordance with Article 7.

2.22    “Rollover Account” means the separate portion of each Participant’s Account which reflects his rollover contributions, if any, as adjusted in accordance with Article 7. A Rollover Account may also include amounts attributable to rollover contributions transferred or merged into this Plan from a Predecessor Plan, as adjusted in accordance with Article 7.

2.23    “Section 401(k) Account” means the separate portion of each Participant’s Account attributable to Section 401(k) elective deferrals under the Old Plan, any Section 401(k) elective deferrals and any qualified nonelective contributions transferred or merged into this Plan from a Predecessor Plan, as adjusted in accordance with Article 7.

2.24    “Surviving Spouse” means a Participant’s surviving spouse except to the extent that a former spouse is treated as such, for purposes of the Plan, under a qualified domestic relations order as described in section 414(p) of the Code.

2.25    “Trustee” means Fifth Third Bank and its successors and assigns in trust.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1    Eligibility and Participation.    A person who was a participant in the Old Plan on December 31, 2001 shall be a Participant in the Plan on the Effective Date. Upon the merger or transfer from a Predecessor Plan, an individual who is not already a Participant but who has an account merged or transferred to this Plan shall thereupon become a Participant.

ARTICLE 4

CONTRIBUTIONS AND THEIR ALLOCATION

4.1    General.    Except for rollover contributions described in Section 4.2, there shall be no Employer or Employee contributions of any type to this Plan.

4.2    Rollover Contributions.    An individual who is otherwise a Participant, while in the employ of the Employer, may contribute to the Plan money and/or other property acceptable to the Trustee that qualifies for such a rollover under the provisions of section 402(c) or 403(a)(4) of the Code or that qualifies as a rollover contribution under section 408(d)(3) of the Code; provided however, no amounts constituting accumulated deductible employee contributions, as defined in section 72(o)(5) of the Code, may be so contributed. Any rollover contribution shall be credited to such Participant’s Rollover Account as soon as administratively feasible following the Trustee’s receipt thereof. If any amount received as a rollover contribution is determined not to qualify for a rollover, then such amount (adjusted for any gain or loss) shall be returned to the Participant as soon as practical.

ARTICLE 5

LIMITATIONS ON ANNUAL ADDITIONS

5.1    Definitions.     For purposes of this Article 5, the following terms shall have the following meanings:

(a)    “Annual Addition” means, with respect to the Plan, any other Defined Contribution Plan in which a Participant participates or has participated, and any account described in (4) or (5) below, the sum, for the Limitation Year, of:

(1)  all employer contributions (other than amounts restored in accordance with section 411(a)(3)(D) or 41l(a)(7)(C) of the Code) allocated to his account;

(2)  all forfeitures allocated to his account;

(3)  100% of his own contributions (other than rollover contributions, repayments of loans or of amounts described in section 411(a)(7)(B) of the Code in accordance with the provisions of  section 411(a)(7)(C) of the Code and repayments of amounts described in section 411(a)(3)(D) of the Code, direct transfers between qualified plans);

(4)  amounts allocated to an individual medical benefit account, as defined in section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer or an Affiliate; and

(5)  amounts derived from contributions paid or accrued in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in section 419A(d)(3) of the Code, under a welfare benefits fund, as defined in  section 419(e) of the Code, maintained by the Employer or an Affiliate.

A Participant’s Annual Addition shall include such other amounts as the Commissioner of Internal Revenue properly determines. An Annual Addition shall be deemed credited to a Participant’s account with respect to an applicable Limitation Year if it is allocated to his account under the terms of such plan as of any date within such applicable Limitation Year; provided however, such amount must be actually contributed within the time limit prescribed by applicable Treasury Regulations.

(b)  (1)  “Defined Contribution Plan” means each of the following (whether or not terminated) maintained by the Employer or an Affiliate:

(A)  a plan that is qualified under section 401 of the Code and that provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant’s account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant’s account;

(B)  a Participant’s contributions to a defined benefit plan; and

(C)  contributions by the Employer or an Affiliate to a simplified employee pension (as defined in section 408(k) of the Code).

(2)  With respect to any Participant who is in control of the Employer within the meaning of section  414(b) or (c) of the Code, as modified by section 415(h) of the Code, the term “Defined Contribution Plan” includes an annuity contract described in section 403(b) of the Code.

(c)  “Limitation Year” means the calendar year or any other 12-consecutive-month period adopted pursuant to written resolution.

(d)  “Section 415 Compensation” means the total wages as defined in section 3401 of the Code and all other payments of compensation by the Employer (in the course of its trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d), 6051(a)(3) and 6052 of the

Code determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code). Effective for Limitations Years beginning after December 31, 1997, the term includes any elective deferrals (as defined in section 402(g)(3) of the Code) and any amount which is contributed or deferred at the election of the Employee and which is not includible in the Employee’s gross income by reason of section 125 or 457 of the Code. Effective for Limitation Years beginning after December 31, 2000, the term also includes elective amounts that are not includible in the gross income of the Employee by reason of section 132(0(4) of the Code. Section 415 Compensation actually paid or made available to a Participant within a Limitation Year (including, at the election of the Employer, amounts earned but not paid in a Limitation Year because of the timing of pay periods and pay days if these amounts are paid during the first few weeks of the next Limitation Year, the amounts are included on a uniform and consistent basis with respect to all similarly situated Employees and no amount is included in more than one Limitation Year) shall be used.

5.2    Limitation on Annual Addition.    There shall be no Annual Additions whatsoever to this Plan.

ARTICLE 6

VESTING

6.1    Vesting Provisions.    A Participant’s rights to his Account shall be nonforfeitable at all times.

ARTICLE 7

INVESTMENT OF ACCOUNTS

7.1    Funding Policy and Method.

(a)    Establishment.    The Administrator shall establish, for the Plan, a funding policy and method, which shall be consistent with the objectives of the Plan, ERISA and any other applicable legal requirements and which shall identify the Plan’s short-run and long-run financial needs with respect to liquidity and investment growth, as the same may change from time to time. Such funding policy shall be communicated as soon as practicable to those who are responsible for investment of the Plan Assets.

(b)    Funding Entity.    The Plan Assets shall be held under and the benefits under the Plan shall be funded through the Fifth Third Bancorp Frozen Successor Trust as it may be amended from time to time. The trust so established and maintained is and shall be a part of the Plan.

(c)    Investment Elections.

(1)    Prior to February 1, 2002.    Prior to February 1, 2002, Participants shall have no investment discretion, and the Trustee shall invest the Plan Assets in its discretion in accordance with the Trust Agreement.

(2)    On and After February 1, 2002.    On and after February 1, 2002, each Participant shall elect the manner in which his Account is to be invested from among such investment funds as are made available under the Plan. Effective February 1, 2002, the Administrator shall direct the Trustee as to the investment funds to be made available, including the Fifth Third Stock Fund (as defined below).

(3)    Procedural.    An investment election shall be made in such manner as the Administrator shall direct. The Administrator may prescribe rules including rules which limit the frequency of changes to elections, prescribe times for making elections, regulate the amount or increment a Participant may allocate to a particular fund, require an election to apply consistently to all subaccounts and provide for the investment of an Account of a Participant who fails to make an investment election.

7.2    Investment Adjustment.    Effective December 31, 2001, the Administrator shall account for the investments and investment transactions attributable to each Account separately. Earnings or losses on Plan Assets attributable to a particular Account shall be allocated solely to that Account. All determinations of the investment adjustments under this Section and under Section 7.3 below and any Appendix shall be made by the Trustee, and such determinations when so made by the Trustee shall be conclusive and shall be binding upon all persons.

7.3    Fifth Third Stock Fund.

(a)    General.    The Trustee shall segregate a portion of the Plan Assets into a separate fund to be known as the “Fifth Third Stock Fund.” The Fifth Third Stock Fund shall be invested primarily in shares of common stock of Fifth Third Bancorp. The Fund may also be invested in short-term liquid investments to the extent the Administrator or Trustee determines desirable to accommodate the expected short-run liquidity needs of the Plan or Fund. The Trustee shall have no discretionary authority to sell Fifth Third Bancorp shares or to refrain from acquiring additional Fifth Third Bancorp shares with funds not held for short-run liquidity needs. In the event of a merger or other corporate transaction, the Fund may hold whatever assets that may be received.

(b)    Investment Adjustment.    The Plan Assets comprising the Fifth Third Stock Fund shall be valued daily at fair market value and the Participants’ Accounts (and appropriate subaccounts) shall be adjusted daily to reflect the change in value of the Fifth Third Stock Fund.

(c)    Voting of Employer Securities.    To the extent Participant’s Account (or any subaccount) is invested in the Fifth Third Stock Fund, the Participant (or in the event of his death, his Beneficiary) shall have the right to instruct the Trustee in writing as to the manner in which the shares represented by his interest in such Fund are to be voted at each annual or special meeting of the shareholders of Fifth Third Bancorp and as to the manner in which any other right relating to such stock is to be exercised.

7.4    Life Insurance.    No life insurance shall be purchased under the Plan.

7.5    Loans.

(a)    Eligibility.    New loans shall not be granted under this Plan. In the event participant loans were granted under a Predecessor Plan, the Administrator may authorize and direct the Trustee on behalf of the Plan, to accept a transfer of such loans to this Plan, provided such loans satisfied the following under such Predecessor Plan and this Plan:

(b)    Conditions.    Loans under (a) above shall meet all of the following requirements:

(1)  Loans shall have been made available under the Predecessor Plan to all participants on a reasonably equivalent basis (other than to former employees who are parties in interest within the meaning of section 3(14) of ERISA).

(2)  Loans were not available to highly compensated employees in an amount greater than the amount made available to other Participants.

(3)  Loans shall bear a reasonable rate of interest equal to the rate determined under the Predecessor Plan or its loan procedures.

(4)  Loans shall be adequately secured, which security shall, notwithstanding Section 14.2, consist of an assignment of up to 50 percent of a borrowing Participant’s nonforfeitable Account under the Plan.

(5)  Loans shall be repaid only by payroll withholding properly authorized by the Participant; provided that the Administrator may allow complete prepayment through other means; and provided further, a Participant who is on a leave of absence may pay installments by personal check or other means to the extent his pay (if any) is insufficient to meet the repayment schedule.

(6)  No Participant loan shall have exceeded the limitations under (c) below.

(7)  In the event of default, foreclosure on the Participant’s accrued nonforfeitable benefit, to the extent used as security for the loan, will occur after a distributable event occurs under the Plan. Events constituting default shall be specified in the promissory note or security agreement executed by the Participant, the Predecessor Plan or the Predecessor Plan’s loan policies.

(c)    Limitation on Amount.    A loan under the Predecessor Plan (when added to any other loans outstanding under the Predecessor Plan and any other plans taken into account under section 72(p)(2)(D) of the Code) to a Participant shall not have exceeded the lesser of:

(1)  $50,000 reduced by the excess (if any) of—

(A)  the highest outstanding balance of loans from the Predecessor Plan (and other plans taken into account) during the one-year period ending on the day before the date on which such loan was made, over

(B)  the outstanding balance of loans from the Predecessor Plan (and other plans taken into account) on the date such loan was made, or

(2)  one-half of the nonforfeitable portion of the Participant’s account.

(d)    Distributable Event.    Solely for purposes of foreclosure on the Participant’s nonforfeitable Account, to the extent used as security for the loan, default on a Participant’s note shall be deemed to be a distributable event for such a Participant (in addition to the other distributable events under the Plan); provided however, with respect to a Participant’s Section 401(k) Account and any other amounts subject to the distribution limitations of section 401(k)(2), to the extent used as security for the loan, such a default shall be deemed a distributable event if, and only if, the Participant has attained age 59 1/2.

(e)    Repayment Period.    Each loan, by its terms, shall be required to be repaid within 5 years; provided, however, such requirement shall not apply to a loan used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant. In addition, loans shall be due and payable in full upon a Participant’s termination of employment and such repayment need not be through payroll withholding.

(f)    Level Amortization.    Each loan shall be subject to substantially level amortization, with payments of principal and interest not less frequently than quarterly, over the term of the loan.

(g)    Earmarking.    If a loan was made to a Participant, then his interest in other Plan Assets shall be reduced by the amount of the loan, the loan shall be an investment of his Account, and interest and other amounts allocable to such loan shall be allocated only to his Account.

(h)    Effect of Default on Benefits.    Upon a Participant’s death, if less than 100 percent of his Account is payable to his Surviving Spouse, then, in determining the amount payable to the Surviving Spouse, the amount treated as payment in satisfaction of any loan (including accrued interest) shall first be treated as reducing the Account.

(i)    Administration.    The Administrator is authorized to administer the loan program. The Administrator is authorized to impose on a Participant a reasonable administrative fee for his loan.

ARTICLE 8

WITHDRAWALS AND DISTRIBUTIONS

8.1    Hardship Withdrawals.

(a)    Election.    During his employment with the Employer, and subject to filing such forms and following such time and other limitations as the Administrator shall prescribe, a Participant may make withdrawals in the event of hardship from his Section 401(k) Account except to the extent a loan is secured thereby; provided however, that the aggregate of any such withdrawals from his Section 401(k) Account shall not exceed the aggregate of his Section 401(k) elective contributions.

(b)    Hardship.

(1)    General.    For purposes of (a) above, “hardship” means an immediate and heavy financial need of an Employee determined in accordance with (2) below. A withdrawal based upon financial hardship cannot exceed the amount required to satisfy that need (including taxes and penalties on the withdrawal) determined in accordance with (3) below.

(2)    Immediate and Heavy Financial Need.    A withdrawal will be deemed to be made on account of an immediate and heavy financial need of an Employee if and only if the withdrawal is on account of:

(A)  medical expenses described in section 213(d) of the Code previously incurred by the Employee, the Employee’s spouse, or any dependents of the Employee (within the meaning of section 152 of the Code) or the need for any such person to obtain such medical care;

(B)  purchase (excluding mortgage payments) of a principal residence of the Employee;

(C)  payment of tuition (and related educational fees) for the next 12 months of post-secondary education for the Employee, his spouse, children, or other dependents; or

(D)  the need to prevent the eviction of the Employee from his principal residence or foreclosure on the mortgage on the Employee’s principal residence.

(3)    Necessity of the Withdrawal.    A withdrawal will be deemed necessary to satisfy an immediate and heavy financial need if and only if the Administrator relies on the Employee’s representations (unless the Administrator has actual knowledge to the contrary) that the need cannot be relieved by any of the following:

(A)  reimbursement or compensation by insurance, or otherwise;

(B)  reasonable liquidation of the Employee’s assets and the assets of the Employee’s spouse and minor children (except for such assets which are held under an irrevocable trust or under the Uniform Gifts to Minors Act) to the extent such liquidation itself would not cause an immediate and heavy financial need;

(C)  discontinuance of contributions under the Plan;

(D)  available distributions or loans from all plans maintained by the Employer or by another employer; or

(E)  loans from banks or other commercial lenders.

(c)    Time of Payment.    Any withdrawal pursuant to this Section shall be payable in a reasonable time (giving consideration to the nature of the Plan investments) after the Trustee receives notice of such withdrawal.

(d)    Limitations.    A request for a withdrawal under this Section may be made only once per Plan Year quarter.

8.2    Withdrawal of Participant Contributions.

(a)    Election.    A Participant shall have the right to make withdrawals from his After-Tax Account.

(b)    Limitations.    A request for withdrawal under this Section may be made only once per Plan Year quarter.

(c)    Time of Payment.    Any withdrawal pursuant to this Section shall be payable as soon as administratively feasible after the Trustee receives notice of such withdrawal.

8.3    Events of Distribution to Participants.    A Participant’s benefit shall become distributable to him on account of:

(a)  termination of employment; or

(b)  the date required under Section 8.5(c).

8.4    Amount of Payment.    The amount of any payment under the Plan shall be based on the nonforfeitable percentage of the Participant’s Account at the cash value of the Plan Assets allocable to such Account, as said Plan Assets are converted to cash (after taking into account all prior payments and/or withdrawals and the allocation of all contributions to which the Participant is entitled).

8.5    Time of Payment to a Participant.

(a)    General.    Subject to (b), (c) and (d) below, distribution to a Participant whose benefit has become distributable shall commence as soon as administratively feasible after the Participant elects commencement of his benefit.

(b)    Participant Consent.

(1)    General.    If the value of a Participant’s nonforfeitable benefit under the Plan exceeds $5,000 (excluding the value of a Participant’s Rollover Account for distributions after December 31, 2001), then no part of such benefit may be distributed to him prior to Normal Retirement Age unless he consents in writing to the distribution.

(2)    Written Explanation.    The Administrator shall provide to each Participant whose consent is required under (1) above, no less than 30 days and no more than 90 days prior to the commencement of benefit payments, a written explanation of the material features and relative values of the optional forms of benefit under the Plan, and his right (if any) to defer receipt of the distribution. A Participant may elect to commence his distribution in less than thirty days (if administratively feasible) from the date he is provided with the explanation provided he is informed of his right to the 30-day period.

(3)    Time of Consent.    A Participant’s consent to a distribution must not be made before he receives the written explanation under (2) above and must not be made more than 90 days before benefit payments commence.

(c)    Latest Date of Payment.    The payment of a Participant’s distribution under the Plan shall begin not later than the earlier of:

(1)  the later of:

(A)  the 60th day after the close of the Plan Year in which occurs the latest of

(i)  the attainment by the Participant of Normal Retirement Age,

(ii)  the 10th anniversary of the date on which the Participant commenced participation in the Plan, or

(iii)  the termination of the Participant’s service with the Employer and all Affiliates; or

(B)  such date as the Participant may elect (but not earlier than the consent of a person if required under (c) above), or

(2)  the April 1 of the calendar year following the later of

(A)  the calendar year in which the Participant attains age 70 1/2 or

(B)  the calendar year in which the Participant retires; provided however, this subparagraph (B) shall not apply to a Participant who is a Five-Percent Owner.

With respect to a Participant who first becomes a Five-Percent Owner in a Plan Year after the Plan Year ending in the calendar year in which he attains age 70 1/2, the calendar year in which such subsequent Plan Year ends shall be the applicable time for purposes of subparagraph (B).

(d)    Cash-Out Distributions.    Any other provisions of the Plan to the contrary notwithstanding, any amount payable to a Participant under the Plan shall be paid in a single sum, provided that the value of the Participant’s nonforfeitable benefit under the Plan (excluding the value of a Participant’s Rollover Account for distributions after December 31, 2001), determined as of the date of distribution does not exceed $5,000 and such payment is made before payment otherwise begins. Such single sum shall be paid as soon as administratively feasible after the amount otherwise becomes distributable under the Plan.

8.6    Restrictions on Section 401(k) Withdrawals and Distributions.    Notwithstanding any other provisions to the contrary, a Participant’s Section 401(k) Account (including any portion of his Account attributable to contributions under a section 40 1(k) feature of a Predecessor Plan) shall not be withdrawn or distributed earlier than one of the following:

(a)  the Participant’s separation from service (“severance from employment” for distributions after December 31, 2001);

(b)  the Participant’s death;

(c)  the Participant’s incurrence of a Disability;

(d)  the termination of the Plan without the establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan, as defined in section 4975(e) or 409 of the Code, or a simplified employee pension, as defined in section 408(k) of the Code);

(e)  the date of the disposition by a corporation of substantially all of the assets (within the meaning of section 409(d)(2) of the Code) used by such corporation in a trade or business of such corporation if the corporation continues to maintain the Plan, and if the purchaser is unrelated and does not adopt or maintain the Plan, but only with respect to an Employee who continues employment with the corporation acquiring such assets;

(f)  the date of the disposition by a corporation of such corporation’s interest in a subsidiary (within the meaning of section 409(d)(3) of the Code) if the corporation continues to maintain the Plan, and if the purchaser is unrelated and does not adopt or maintain the Plan, but only with respect to an Employee who continues employment with such subsidiary;

(g)  to the extent provided in Article 8, attainment of age 70 1/2 or incurrence of a hardship.

An event described in (d), (e) or (f) shall qualify as an event allowing a withdrawal or distribution only if the payment is in a lump sum.

ARTICLE 9

FORM OF PAYMENT TO PARTICIPANTS

9.1    General.

(a)    Withdrawals.    Any withdrawal made pursuant to Section 8.1 or 8.2 shall be paid in a single sum cash distribution.

(b)    Distributions.    The distribution to which a Participant is entitled shall be paid in a single sum. To the extent the Participant has his Account invested in the Fifth Third Stock Fund, he may elect to have whole shares of Fifth Third Bancorp stock distributed to him in accordance with rules and procedures established by the Administrator, with the remainder of his distribution in cash. In the absence of a valid election by the date benefit payments are to commence, the form of payout shall be a single sum cash distribution.

9.2    Distributions under Predecessor Plans.    The amount and form of any distribution being paid or payable or forfeited under a Predecessor Plan to or by a person, by reason of the occurrence of any event prior to the effective date of the merger of such Predecessor Plan into the Plan, shall continue to be subject to the provisions of such Predecessor Plan as in effect on the date of such occurrence, unless otherwise expressly provided by the Plan.

9.3    Direct Rollover.

(a)    General.    Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, but subject to such exceptions permitted by the Internal Revenue Service, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)    Definitions.

(1)    Eligible rollover distribution.    An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; any hardship distribution described in section 401(k)(2)(B)(i)(IV) received after December 31, 1998; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(2)    Eligible retirement plan.    An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(3)    Distributee.    A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(4)    Direct rollover.    A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

(c)    EGTRRA Modifications.

(1)    Effective Date.    This subsection shall apply to distributions made after December 31, 2001.

(2)    Modification of Definition of Eligible Retirement Plan.    For purposes of the direct rollover provisions in Section 9.3, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

(3)    Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions.    For purposes of the direct rollover provisions in Section 9.3, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

(4)    Modification of Definition of Eligible Rollover Distribution to Include After-Tax Employee Contributions.    For purposes of the direct rollover provisions in Section 9.3, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

ARTICLE 10

DEATH BENEFITS

10.1    Death Benefit.

(a)    Entitlement.    Upon the death of a Participant, prior to the application of his Account for his benefit and after receipt by the Administrator of proof of such Participant’s death in a form it determines to be proper, his Beneficiary shall be entitled to a benefit equal to the nonforfeitable percentage of such Participant’s Account at the cash value of the Plan Assets allocable to such Account as said Plan Assets are converted to cash (after taking into account all prior payments and/or withdrawals).

(b)    Payment of Death Benefits.    Death benefits under (a) above shall be payable to a Participant’s Beneficiary in a single sum. Subject to (c) below, distribution of death benefits under (a) above shall commence at such time as the Participant or Beneficiary elects and, unless administratively impractical, shall first be available for distribution within 90 days after the Participant’s death.

(c)    Time of Distribution.    Death benefits under (a) above shall be distributed to a Participant’s Beneficiary no later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

ARTICLE 11

ADMINISTRATION

11.1    Administrator.

(a)    Named Fiduciary.    The Administrator shall be a “Named Fiduciary” for the Plan.

(b)    Responsibilities.    The Administrator shall discharge its responsibilities with respect to the Plan in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of title I of ERISA.

(c)    Powers.    In addition to the powers which are expressly provided in the Plan, the Administrator shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and shall have all powers necessary to accomplish these purposes including, but not limited to the following:

(1)  the power to determine who is a Participant;

(2)  the power to determine allocations, balances, and nonforfeitable percentages with respect to Participants’ Accounts;

(3)  the power to determine when, to whom, in what amount, and in what form distributions are to be made; and

(4)  such powers as are necessary, appropriate or desirable to enable it to perform its responsibilities, including the power to establish rules, regulations and forms with respect thereto.

Benefits under this Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them.

11.2    Procedures for Delegation.

(a)    Delegations.    The Administrator may delegate to one or more persons or entities certain of its fiduciary responsibilities (other than duties involving the management or control of the Plan Assets) under an arrangement whereby it shall have the opportunity for such periodic review of the delegate’s performance as is appropriate under the circumstances and at such times and in such manner as it may choose for the purpose of its evaluation of continuing such designation and delegation and whereby it can promptly terminate the delegate’s services.

(b)    Advisors.    The Administrator shall have the right to employ one or more persons or entities to render advice with regard to any responsibility it has under the Plan .

(c)    Claims Review Committee.    The Administrator shall create a Claims Review Committee and shall appoint such individuals to serve on that Committee as it deems appropriate from time to time. The Claims Review Committee shall have the duty and power, in its sole, absolute and uncontrolled discretion to administer the initial claims procedure under Section 11.4 and the claim review procedure under Section 11.5. The Claims Review Committee shall have sole, absolute and uncontrolled discretion to decide all claims under the initial claims procedure and under the claim review procedure and its decisions shall be binding on all parties.

(d)    Removal, Resignation, and Vacancies.    A holder of a delegated position of fiduciary responsibility (including an individual member of a group holding such position) may be removed therefrom at any time and without cause by the person or entity making the delegation and may resign at any time upon prior written notice to such person or entity. Vacancies in any such positions created by removal, resignation, death or other cause may be filled by such person or entity or the fiduciary responsibilities for such position may be retained and/or redelegated by such person or entity.

11.3    Miscellaneous Administration Provisions.

(a)    Administrative Expenses.    The Employer may pay the reasonable expenses of administering the Plan, including any expenses incident to the functioning of the Administrator and the professional fees of any consultants or advisors with respect to the Plan; provided however, any expenses not so paid by the Employer shall be paid from the Plan Assets; and provided further, no person who already receives full-time pay from the Employer shall receive any compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

(b)    Indemnification.    The Employer may indemnify, through insurance or otherwise, some or all of the fiduciaries with respect to the Plan against claims, losses, damages, expenses and liabilities arising from their performance of their responsibilities under the Plan.

(c)    Interpretations.    All interpretations of the Plan and questions concerning its administration and application as determined by the Administrator in its sole, absolute and uncontrolled discretion shall be binding on all persons having an interest under the Plan.

(d)    Uniform and Non-Discriminatory Application.    All determinations and actions under the Plan shall be uniformly and consistently applied in a non-discriminatory manner to all persons under similar circumstances.

(e)    Qualified Domestic Relations Order Procedures.    The Administrator shall establish reasonable procedures to determine the qualified status, under section 414(p) of the Code, of domestic relations orders and to administer distributions under such qualified orders.

(f)    Effectiveness of Elections, etc.    An election, designation, request or revocation provided for in the Plan shall be made in writing and shall not become effective until it has been properly filed with the Administrator.

(g)    Written Records.    The Administrator shall maintain all such books of account and other records and data as are necessary for the proper performance of its responsibilities under the Plan.

(h)    Administration Consistent with ERISA and the Code.    The Plan is intended to comply with the provisions of ERISA and of the Code, and the Plan shall be interpreted and administered consistently with such provisions and with the applicable regulations and rulings thereunder.

(i)    Service in More Than One Fiduciary Capacity.    Any person or entity may serve in more than one fiduciary capacity for the Plan, including service both as Administrator and as trustee.

11.4    Initial Claims Procedure.

(a)    Claim.

(1)    Filing.    In order to present a complaint regarding the nonpayment of a Plan benefit or a portion thereof (a “Claim”), a Participant or beneficiary under the Plan (a “Claimant”) or his duly authorized representative must file such Claim by mailing or delivering a writing stating such Claim to the department, officer, or employee responsible for employee benefit matters of the Employer.

(2)    Acknowledgment.    Upon such receipt of a Claim, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (b)(1) below and of the effect, pursuant to (b)(3) below, of failure to decide the Claim within such time limit.

(b)    Initial Decision.

(1)    Time Limit.    The Claims Review Committee shall decide upon a Claim within a reasonable period of time after receipt of such Claim; provided however, that such period shall in no event exceed 90 days, unless special circumstances require an extension of time for processing. If such an extension of time for processing is required, then the Claimant shall, prior to the termination of the initial 90-day period, be furnished a written notice indicating such special circumstances and the date by which the Claims Review Committee expects to render a decision. In no event shall an extension exceed a period of 90 days from the end of the initial period.

(2)    Notice of Denial.    If the Claim is wholly or partially denied, then the Claims Review Committee shall furnish to the Claimant, within the time limit applicable under (1) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)  the specific reason or reasons for such denial;

(B)  specific reference to the pertinent Plan provisions on which such denial is based;

(C)  a description of any additional material or information necessary for such Claimant to perfect his Claim and an explanation of why such material or information is necessary; and

(D)  appropriate information as to the steps to be taken if such Claimant wishes to submit his Claim for review pursuant to Section 11.5, including notice of the time limits set forth in  Section 11.5(b)(2).

(3)    Deemed Denial for Purposes of Review.    If a Claim is not granted and if, despite the provisions of (l) and (2) above, notice of the denial of a Claim is not furnished within the time limit applicable under (1) above, then the Claimant may deem such Claim denied and may request a review of such deemed denial pursuant to the provisions of Section 11.5.

11.5    Claim Review Procedure.

(a)    Claimant’s Rights.    If a Claim is wholly or partially denied under Section 11.4, then the Claimant or his duly authorized representative shall have the following rights:

(1)  to obtain, subject to (b) below, a full and fair review by the Claims Review Committee;

(2)  to review pertinent documents; and

(3)  to submit issues and comments in writing.

(b)    Request for Review.

(1)    Filing.    To obtain a review pursuant to (a) above, a Claimant entitled to such a review or his duly authorized representative shall, subject to (2) below, mail or deliver a written request for such a review (a “Request for Review”) to the department, officer, or employee responsible for employee benefit matters of his Employer.

(2)    Time Limits for Requesting a Review.    A Request for Review must be mailed or delivered within 60 days after receipt by the Claimant of written notice of the denial of the Claim or within such longer period as is reasonable and related to the nature of the benefit which is the subject of the Claim and to other attendant circumstances.

(3)    Acknowledgment.    Upon such receipt of a Request for Review, the Claims Review Committee shall furnish to the Claimant a written acknowledgment which shall inform such Claimant of the time limit set forth in (c)(1) below and of the effect, pursuant to (c)(3) below, of failure to furnish a decision on review within such time limit.

(c)    Decision on Review.

(1)    Time Limit.

(A)    General.    If, pursuant to (b) above, a review is requested, then, except as otherwise provided in (B) below, the Claims Review Committee or its delegate (but only if such delegate has been given the authority to make a final decision on the Claim) shall make a decision promptly and no later than 60 days after receipt of the Request for Review; except that, if special circumstances require an extension of time for processing, then the decision shall be made as soon as possible but not later than 120 days after receipt of the Request for Review. The Claims Review Committee must furnish the Claimant written notice of any extension prior to its commencement.

(B)    Regularly Scheduled Meetings.    Anything to the contrary in (A) above notwithstanding, if the decision on review is to be made by a committee which holds regularly scheduled meetings at least quarterly, then its decision on review shall be made no later than the date of the meeting which immediately follows the receipt of the Request for Review; provided however, if such Request for Review is received within 30 days preceding the date of such meeting, then such decision on review shall be made no later than the date of the second meeting which follows such receipt; and provided further that, if special circumstances require a further extension of time for processing, and if the Claimant is furnished written notice of such extension prior to its commencement, then such decision on review shall be rendered no later than the third meeting which follows such receipt.

(2)    Notice of Decision.    The Claims Review Committee or its delegate shall furnish to the Claimant, within the time limit applicable under (1) above, a written notice setting forth in a manner calculated to be understood by the Claimant:

(A)  the specific reason or reasons for the decision on review; and

(B)  specific reference to the pertinent Plan provisions on which the decision on review is based.

(3)    Deemed Denial.    If, despite the provisions of (1) and (2) above, the decision on review is not furnished within the time limit applicable under (1) above, then the Claimant shall be deemed to have exhausted his remedies under the Plan and he may deem the Claim to have been denied on review.

ARTICLE 12

AMENDMENT AND TERMINATION

12.1    Amendment and Termination.

(a)    Right to Amend or Terminate.    Fifth Third Bank reserves the right to amend or terminate the Plan in accordance with the procedures set forth in (b) below, and each other Employer irrevocably delegates such power to Fifth Third Bank. The power to amend and terminate shall include, but not be limited to, the power to merge other plans into this Plan, the power to accept transfers of assets and benefits from other plans, the power to determine the terms of any such merger or transfer; and the power to add, modify or delete an Appendix and to otherwise determine the terms and conditions applicable to any other Employer adopting the Plan.

(b)  (1)    Amendment Procedure.    Any amendment of the Plan shall be by action of the Director of Legal/Human Resources of Fifth Third Bank or any other authorized officer of Fifth Third Bank. Any amendment may be given retroactive effect as determined by said Director of Legal/Human Resources of Fifth Third Bank or other officer. An amendment may be evidenced in such manner as said Director of Legal/Human Resources of Fifth Third Bank or other officer shall determine.

(2)    Termination Procedure.    Any termination of the Plan shall be by action of the Director of Legal/Human Resources of Fifth Third Bank or other authorized officer of Fifth Third Bank. Any termination may be given retroactive effect as determined by said Director of Legal/Human Resources of Fifth Third Bank or other officer. A termination may be evidenced in such manner as said Director of Legal/Human Resources of Fifth Third Bank or other officer shall determine.

(c)    Conditions on Amendments and Termination.

(1)    Accrued Benefit.

(A)    General. No amendment to the Plan shall be effective to the extent that it has the effect of reducing a Participant’s accrued benefit, except as permitted under section 412(c)(8) of the Code.

(B)    Treatment of Certain Amendments. For purposes of (A) above, an amendment which has the effect, with respect to benefits attributable to service before the amendment, of

(i)  eliminating or reducing an early retirement benefit or a retirement-type subsidy or

(ii)  (except as otherwise provided by Treasury Regulations) eliminating an optional form of benefit shall be treated as reducing accrued benefits. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the preamendment conditions for the subsidy.

(2)    Changes in Vesting Schedule.    No amendment shall reduce the nonforfeitable percentage of a Participant’s accrued benefit (determined as of the later of the date such amendment is adopted or the date such amendment becomes effective).

12.2    Distribution of Plan Assets Upon Termination of the Plan.    If the Plan is terminated, then distributions and withdrawals shall continue to be made as provided in the Plan; provided however, subject to Article 8, the Administrator may cause Participants’ Accounts to be paid to them, pursuant to the provisions of Article 9, on account of such termination of the Plan.

ARTICLE 13

TOP-HEAVY RULES

13.1    General.    Whether or not the Plan is top-heavy as defined in Section 416 of the Code, no contributions shall be made to the Plan, and all Participants shall be fully vested at all times.

ARTICLE 14

MISCELLANEOUS

14.1    Construction.

(a)    Article and Section References.    Except as otherwise indicated by the context, all references to Articles or Sections in the Plan refer to Articles or Sections of the Plan. The titles thereto are for convenience of reference only and the Plan shall not be construed by reference thereto.

(b)    Gender and Number.    As used in the Plan, except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms shall be interchangeable.

14.2    Assignment or Alienation of Benefits.

(a)    General.    Except as provided in (b) below and Section 401(a)(13)(C) of the Code, benefits provided under the Plan may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process. Except as provided in the foregoing, if any attempt shall be made to reach the beneficial interest of any Participant or beneficiary by legal process not preempted by ERISA, the Administrator may suspend any rights of distribution which any Participant or beneficiary may have, and may direct that such person’s beneficial interest hereunder be paid over or applied for the benefit of such person, or for the benefit of dependents of such person, as the Administrator shall determine.

(b)    QDRO.

(1)    General.    Notwithstanding (a) above, benefits shall be paid in accordance with the applicable requirements of any domestic relations order which is a qualified domestic relations order (as defined in section 206(d) of ERISA or section 414(p) of the Code); and provided further that benefits shall be paid pursuant to any domestic relations order entered before January 1, 1985 if either the Plan is paying benefits pursuant to such order on such date or the Administrator elects to treat such order as a qualified domestic relations order.

(2)    Immediate Single Sum Distribution.    If a qualified domestic relations order so provides, the Alternate Payee’s entire benefit shall be paid as soon as administratively feasible after the Administrator’s receipt of the order, determination of its qualified status and determination of the amount payable thereunder. Otherwise, payment shall be made only at such time as the Participant’s benefit would otherwise be payable or as provided in section 414(p) of the Code.

(3)    Alternate Payee’s Beneficiary.    In the event an Alternate Payee who is entitled to a benefit hereunder pursuant to a qualified domestic relations order dies prior to the receipt of the entire benefit due, the Alternate Payee’s remaining benefit shall be payable to the Alternate Payee’s beneficiary designated in the order or on a form specified by the Administrator and received by the Administrator prior to the Alternate Payee’s death. In the event there is no designated beneficiary to receive any such amount, then such amount shall be payable to the estate of the Alternate Payee.

(4)    Alternate Payee Defined.    “Alternate Payee” shall have the meaning given in section 414(p)(8) of the Code.

14.3    Data.

(a)    Obligation to Furnish.    Each person who participates or claims benefits under the Plan shall furnish to the Administrator, any trustee, or any insurance company involved in the funding of the benefits under the Plan, such signatures, documents, evidence, or information as the Administrator, such trustee, or such insurance company shall consider necessary or desirable for the purpose of administering the Plan.

(b)    Mistakes or Misstatements.    In the event of a mistake or a misstatement as to any item of such information, as is furnished pursuant to (a) above, which has an effect on the amount of benefits to be paid under the Plan, or in the event of a mistake or misstatement as to the amount of payments to be made to a person entitled to receive a benefit under the Plan, the Administrator shall cause such amounts to be withheld or accelerated, as shall in its judgment accord to such person the payment to which he is properly entitled under the Plan.

14.4    Employment Relationship.

(a)    No Enlargement of Rights.    Except as otherwise provided by law or legally enforceable contract, the establishment of the Plan or of any fund or any insurance contract thereunder, any amendment of the Plan, participation in the Plan, or the payment of any benefits under the Plan, shall not be construed as giving any person whomsoever any legal or equitable claims or rights against any Employer, or its officers, directors, or shareholders, as such, or as giving any person the right to be retained in the employment of any Employer.

(b)    Employer’s Rights.    The right of an Employer to discipline or discharge an employee shall not be affected by reason of any of the provisions of the Plan.

14.5    Merger or Transfer of Plan Assets.    In the case of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other plan, each Participant in the Plan shall (if the surviving plan terminated immediately after the merger, consolidation, or transfer) be entitled to receive a benefit which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated) .

14.6    Incompetency or Disability.    Each person to whom a distribution is payable under the Plan shall be conclusively presumed to be mentally competent and not under a disability that renders him unable to care for his affairs, until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, indicating that a guardian, conservator, or other party legally vested with the care of the person or the estate of such person has been appointed by a court of competent jurisdiction, and any payment of a distribution due thereafter shall be made to the same, provided that proper proof of his appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator. Administrator shall not be required to look to the application of any such payment so made.

14.7    Nontransferability of Annuities.    Any annuity contract distributed from the Plan must be nontransferable.

14.8    USERRA.    Notwithstanding any provision of the Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

14.9    Governing Law.    The Plan and all rights and duties under the Plan shall be governed, construed and administered in accordance with the laws of the State of Ohio, except as governed separately by or preempted by federal law.

14.10    Severability.    In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and interpreted as if such illegal or invalid provision had never been a part of it.

IN WITNESS WHEREOF, FIFTH THIRD BANK has caused this Plan to be executed this 28 day of December, 2001.

FIFTH THIRD BANK

By:	/s/ PAUL L. REYNOLDS

Paul L. Reynolds